AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31,1997.
                                                   REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                       REGISTRATION STATEMENT ON FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         SYLVAN LEARNING SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        MARYLAND                                            52-1492296
(STATE OF INCORPORATION)                    (I.R.S. EMPLOYER IDENTIFICATION NO.)

                             1000 LANCASTER STREET
                           BALTIMORE, MARYLAND 21202
                                (410)  843-8000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                          DOUGLAS L. BECKER, PRESIDENT
                         SYLVAN LEARNING SYSTEMS, INC.
                             1000 LANCASTER STREET
                           BALTIMORE, MARYLAND 21202
                                (410)  843-8000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
     RICHARD C. TILGHMAN, JR.                      MICHAEL J. SILVER
     PIPER & MARBURY L.L.P.                        HOGAN & HARTSON L.L.P.
     36 SOUTH CHARLES STREET                       111 SOUTH CALVERT STREET
     BALTIMORE, MARYLAND  21201                    BALTIMORE, MARYLAND 21202
     (410) 539-2530                                (410) 659-2700

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX: [_]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING: [X] 333-31273

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING: [_]

                           ------------------------

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX: [X]

                        CALCULATION OF REGISTRATION FEE

===============================================================================
           TITLE OF                    PROPOSED MAXIMUM
            SHARES                         AGGREGATE          AMOUNT OF
       TO BE REGISTERED                 OFFERING PRICE     REGISTRATION FEE (1)
                                      ------------------   ----------------
   264,500 SHARES OF COMMON
   STOCK, $.01 PAR VALUE                  $ 9,918,750            $ 3,006
===============================================================================

(1) This amount was paid on July 31, 1997 with Pre-Effective Amendment No. 1 to the Registration Statement (No. 333-31273).

                                EXPLANATORY NOTE


     This registration statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended ("Rule 462(b)") to register an additional 264,500 shares of Common Stock of Sylvan Learning Systems, Inc., and includes the registration statement facing page, this page, the signature page, an exhibit index, an accountants' consent and an Exhibit 5 legal opinion. Pursuant to Rule 462(b), the contents of the registration statement on Form S-3 (File No. 333-31273) of Sylvan Learning Systems, Inc., including the exhibits thereto, are incorporated by reference into this registration statement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Baltimore, Maryland on this 31st day of July 31, 1997.


                         SYLVAN LEARNING SYSTEMS, INC.



                         By /s/ R. Christopher Hoehn-Saric
                            -------------------------------------------------
                            R. Christopher Hoehn-Saric, Chairman of the Board
                              and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or Amendment has been signed below by the following persons in the capacities and on the dates indicated.

         Signature                                       Title                            Date
------------------------------            ------------------------------------        -------------
                                              Chief Executive Officer, and
                                          Chairman of the Board of Directors
/s/ R. Christopher Hoehn-Saric                (Principal Executive Officer)           July 31, 1997
------------------------------
R. Christopher Hoehn-Saric

/s/ B. Lee McGee                           Chief Financial Officer (Principal
------------------------------             Financial and Accounting Officer)          July 31, 1997
B. Lee McGee

/s/ Douglas L. Becker                      President, Secretary and Director          July 31, 1997
------------------------------
Douglas L. Becker


/s/       **                                            Director                      July 31, 1997
------------------------------
J. Phillip Samper

/s/                                                     Director                      July 31, 1997
------------------------------
Nancy S. Cole

/s/       **                                            Director                      July 31, 1997
------------------------------
R. William Pollock

/s/       **                                            Director                      July 31, 1997
------------------------------
James H. McGuire

/s/                                                     Director                      July 31, 1997
------------------------------
Rick Inatome

/s/       **                                            Director                      July 31, 1997
------------------------------
Donald V. Berlanti


**By:   /s/ R. Christopher Hoehn-Saric
        ------------------------------
        R. Christopher Hoehn-Saric
        Attorney-In-Fact

                                 EXHIBIT INDEX

                                                                                      Sequentially
Exhibit No.               Description                                                 Numbered Page
-----------               -----------                                                 -------------
 5.01          Opinion of Piper & Marbury L.L.P.
23.01          Consent of Ernst & Young LLP
23.02          Consent of Deloitte & Touche LLP
23.03          Consent of Canterelli & Vernoia
23.04          Consent of Piper & Marbury L.L.P. (included in Exhibit 5.01)
24.01          Power of Attorney*
----------

* Incorporated by reference to the Registrant's Registration Statement on Form S-3 (No. 333-31273) filed on July 15, 1997.